Exhibit 99.1


American Spectrum Realty Announces Odd Lot Buy Back Offer

    HOUSTON--(BUSINESS WIRE)--Oct. 11, 2004--American Spectrum Realty Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today that it will go forward with an odd lot buy back program previously postponed. The Company will offer to purchase up to 250,000 shares and intends to offer $8.25 per share to holders of fewer than 100 shares.
    Shareholders with fewer than 100 shares as of Oct. 8, 2004 will be eligible to participate. The Company will mail the offer on Tuesday, Oct. 12, 2004. Mellon Investor Services, the Company's transfer agent, will be administering the program. The offer will expire on Dec. 1, 2004, unless extended by the Company. Holders of fewer than 100 shares who elect to accept the offer must sell all of the shares owned by them.
    William J. Carden, president and CEO, stated, "We are pleased to extend this offer to our shareholders." He reiterated, "This odd lot offer will enable holders of fewer than 100 shares to sell their stock without broker commission or other costs. The Company will benefit by reducing its costs related to stockholder recordkeeping and stockholder communication."
    The Company encourages each holder of fewer than 100 shares to make his or her own decision as to whether to sell shares in this odd lot buy back offer. The Company may withdraw the offer at any time.
    Inquiries about this program can be directed to Mellon Investors Services at 866-768-4949.
    American Spectrum Realty Inc. is a real estate investment and management company that owns 24 office, industrial, apartment and retail properties aggregating over 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    CONTACT: American Spectrum Realty Inc., Houston
             William J. Carden, 713-706-6200